Exhibit 1.01

INTERACTIVE INTELLIGENCE GROUP, INC.
Conflict Minerals Report
For the reporting period from January 1, 2015 to December 31, 2015

Overview

Interactive Intelligence Group, Inc. ("the Company") is a global provider of software and cloud services for customer engagement, communication and collaboration. The Company offers three types of products: on-premises software known as Interactive Intelligence Customer Interaction Center® ("CIC"); a single-tenant cloud service known as Interactive Intelligence Communications as a ServiceSM ("CaaS"); and a multi-tenant cloud service known as Interactive Intelligence PureCloudSM ("PureCloud"). The Company’s offerings are used across a wide variety of vertical industries, including accounts receivable management, banking, government, healthcare, insurance, manufacturing, outsourcing, utilities and retail, among others. The Company continues to invest in the development of both its on-premises and cloud offerings, with particular emphasis on its latest cloud services delivered by its PureCloud Platform.

This Conflict Minerals Report (the "Report") of the Company has been prepared pursuant to Rule 13p-1 (the "Rule") promulgated under the Securities Exchange Act of 1934, as amended, and Form SD for the reporting period January 1, 2015 to December 31, 2015. The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (collectively, the "Conflict Minerals"). The "Covered Countries" for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

This Report relates to products (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2015. These products are referred to in this Report collectively as the "Covered Products" and include voice over IP (VoIP) telephones and cards and computer servers.

Conflict Minerals Policy
The Company has adopted a Conflict Minerals Policy, pursuant to which the Company will, among other things:

•	evaluate its suppliers and products in order to understand which of its suppliers and products may use Conflict Minerals;

•	request that its suppliers support the Company’s Conflict Minerals compliance efforts;

•	implement new terms and conditions for its suppliers which will incorporate Conflict Minerals disclosure requirements;

•
engage in an additional risk assessment, should the Company become aware of a supplier whose supply chain includes metals from Covered Countries, in an attempt to determine whether such metals might reasonably be expected to include Conflict Minerals; and

•
take appropriate actions in a timely manner, including potential reassessment of supplier relationships, should the results of the Company’s additional due diligence assessment indicate likelihood that minerals in its supply chain are Conflict Minerals.

Reasonable Country of Origin Inquiry

The Company has conducted a good faith reasonable country of origin inquiry ("RCOI") regarding the Covered Products, which was designed to determine whether any of the Conflict Minerals included in the Covered Products originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources.

The Company’s RCOI to determine the country of origin of necessary Conflict Minerals included identifying the Company’s direct suppliers who may contribute necessary Conflict Minerals for the Covered Products and conducting a supply-chain survey with the identified direct suppliers using the EICC/GeSI Conflict Minerals Reporting Template. The Company surveyed four of its direct suppliers, which are the only direct suppliers from whom it purchases and customizes products or from whom specific product parts are purchased and built into the Company’s products. The Company as a purchaser is many steps removed from the mining of Conflict Minerals, does not directly purchase raw ore or unrefined Conflict Minerals and does no direct purchasing in the Covered Countries. As a result, it must rely on its suppliers listed below to provide information regarding the origin of Conflict Minerals that are included in the Covered Products.

Due Diligence Process

The Company exercised due diligence regarding the source and chain of custody of its Conflict Minerals through utilization of the nationally recognized due diligence framework in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the "OECD Guidance"). The Company’s due diligence process included:

•
Publishing its Conflict Minerals Policy on the Company’s external website at: http://investors.inin.com/corporate-governance.cfm, which outlines the Company’s commitment to a supply chain which is free from Conflict Minerals.

•
Working with a cross-functional team of the Company’s employees from the financial reporting, logistics and legal departments to identify all components of the Company’s products which may contain Conflict Minerals and to compile a list of the suppliers from whom the Company purchases those items.

•
Conducting a supply-chain survey with the Company’s four direct suppliers identified below using the EICC/GeSI Conflict Minerals Reporting Template. The Company determined that these four suppliers are the only suppliers from whom the Company purchases and customizes products or from whom specific product parts are purchased and built into its products.

•	Reviewing the supply chain surveys received from these four direct suppliers.

The table below outlines the products which have exposure and the suppliers from whom those products are purchased.

Supplier	Product Type	ININ Product Name
AudioCodes	Voice over IP (VoIP) Telephone	SIP Stations
Arrow Electronics	Computer Servers	Interaction Edge Gateway
Hewlett Packard Company	Computer Servers	HP DL360 G7 and GEN 8
HP DL380 G7 and GEN 8
HP DL120 G7
Sangoma Technologies	Voice over IP (VoIP) Card	Interaction Edge Gateway

The Company received responses from all four suppliers that were queried. The Company sought to determine the mines or locations of origin of the Conflict Minerals in the Covered Products with the greatest specificity possible through its due diligence process described above and based on the information obtained from those suppliers pursuant to such inquiry. All of these suppliers provided their responses to the Company’s inquiries at an enterprise-wide level, rather than at a level specific to the materials and components they supplied to the Company. The Company was unable to determine which, if any, of the smelters and countries of origin listed in these responses were the actual source of the Conflict Minerals that were supplied to the Company. As a result, the Company did not receive sufficient information to determine the country of origin of the Conflict Minerals in the Covered Products or the facilities used to process such Conflict Minerals.

The Company plans to take the following steps, among others, in 2016 to expand further its due diligence measures and to mitigate the risk that the necessary Conflict Minerals contained in the Company’s products finance or benefit armed groups in the Covered Countries:

•	Continue to engage with suppliers to obtain current, accurate and complete information about the supply chain;

•	Include a Conflict Minerals clause in new or renewed supplier contracts;

•	Continue to train the Company’s internal research and compliance team on the latest SEC developments regarding Conflict Minerals;

•
Contact smelters identified as a result of the RCOI and due diligence process as being the source of the Conflict Minerals supplied to the Company and request their participation in obtaining a "conflict free" designation from an industry program such as the EICC/GeSI Conflict Free Smelter program; and

•	Compare RCOI and due diligence results to information collected via independent conflict free smelter validation programs such as the EICC/GeSI Conflict Free Smelter program.

This Report contains forward-looking statements, including but not limited to statements relating to actions that the Company may take in the future with respect to supplier engagement and RCOI and due diligence efforts. Such statements are based on the current expectations of the Company’s management and are neither promises nor guarantees of future performance of the actions. The forward-looking statements represent management’s expectations as of the date of this Report. Subsequent events and developments may cause management’s view to change. While the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this Report.
Independent Private Sector Audit

Not applicable.